JUDr, Jaroslava Mala, notary of Most in the notary's office at Moskevska 1/14
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                                   COUNTERPART

                                 NOTARIAL RECORD
                                                                       N 16/96
                                                                      NZ 16/96

written by me, JUDr. Jaroslava Mala, notary of Most, in the same place, the registered office of Severoceske teplarny, a.s. in Most, Jaroslava Seiferta 2179, the twenty-second day of January nineteen hundred and ninety-six.--------

Present are the participants who have declared that they are fully competent to undertake all legal acts and whose identity was proved by their valid official identity documents, namely:

1. Josef Vanzura, his personal identification number: 43.06.08/102, residing at 5. kvetna 1512, Jirkov, the General Manager of Severoceske teplarny, a.s., with its registered office at Most, J. Seiferta 2179, the Chairman of the Board of Directors of this stock corporation, the company's identification number:
         46708065;-------------------------------------------------------------

2. Zdenek Kozesnik, his personal identification number: 53.02.26/106, residing at U Libeny 605, Liberec, a member of the Board of Directors of Severoceske teplarny, a.s.-----------------------------------------

who declared, before me, the notary, the following matters in this notarial record:

                                   Amendment I

of the Articles of Incorporation as of August 14, 1995, recorded in the notarial record NZ 165/95.

First: On 14th August 1995 the limited liability company "Energoservis Liberec, s.r.o.", with its registered office at Dr. M. Horakove 58, Liberec, was founded.

Second: This amendment I changes the Article V - Objects Clause, which is extended by other activities, namely:

-  inspections and testing of the operated boilers and pressure vessels,

- production, assembly, repairs, reconstruction and periodical tests of the stated pressure equipment,

-  assembly, repairs and inspections of the stated gas equipment,

-  installation of metering devices.

Thirdly: The other provisions of the Articles of Incorporation are not changed.-







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I wrote this notarial deed concerning  this matter,  the  participants  read and approved it, and put their names hereto.

                                              Vanzura, in his own hand
                                              Kozesnik, in his own hand

                  Seal:
                  Severoceske teplarny
                  stock corporation
                  MOST                        L. S. Jaroslava Mala
                                              notary in her own hand

I confirm that the duplicate of this notarial record corresponds with the original as of January 22, 1996, marked NZ 16/96, word for word, and it is intended for Mr. Josef Vanzura, General Manager of the stock corporation Severoceske teplarny, a. s.

                                                  Round seal:
                                                  Signed: Jaroslava Mala
                                                           Notary

































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